Grobstein, Horwath & Company LLP Certified Public Accountants Member Horwath International	15233 Ventura Boulevard, Ninth Floor Sherman Oaks, California 91403-2201 818.501.5200 Main 818.907.9632 Fax [ILLEGIBLE]

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Qiao Xing Universal Telephone, Inc. on Form S-8 of our report dated August 4, 2003, on our audit of the consolidated financial statements of Qiao Xing Universal Telephone, Inc. as of and for the year ended December 31, 2002, included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002. We also consent to the reference to our firm in this Prospectus under the caption “Experts”.

Sherman Oaks, CA

Dated: April 12, 2004